Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of VinFast Auto Pte. Ltd. on Form F-4 of our report dated March 10, 2023, which includes an explanatory paragraph as to Black Spade Acquisition Co’s ability to continue as a going concern, with respect to our audits of the financial statements of Black Spade Acquisition Co as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from March 3, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

June 15, 2023